Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of December 8, 2025, among Spirit AeroSystems, Inc., a Delaware corporation (the “Company”), The Boeing Company, a Delaware corporation (“Boeing”), and The Bank of New York Mellon Trust Company, N.A., as trustee under the indenture referred to below (the “Trustee”).

RECITALS

WHEREAS, the Company, Spirit AeroSystems Holdings, Inc., a Delaware corporation (“Holdings”) and the Trustee entered into the Indenture, dated as of May 30, 2018 (the “Indenture”), providing for the issuance of the Company’s 4.600% Senior Notes due 2028 (the “Notes”);

WHEREAS, on June 30, 2024, Holdings entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), with Boeing and Sphere Acquisition Corp., a wholly owned subsidiary of Boeing (“Merger Sub”), pursuant to which, among other things, at the effective time of the Merger (the “Effective Time”), Merger Sub merged with and into Holdings (the “Merger”), with Holdings surviving the Merger as a wholly owned subsidiary of Boeing;

WHEREAS, pursuant to Section 9.01(f) of the Indenture, the Trustee and the Company are authorized to execute and deliver this First Supplemental Indenture without the consent of any Holder of the Notes; and

WHEREAS, the Company hereby requests that the Trustee join in the execution and delivery of this First Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, Boeing and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.	DEFINITIONS IN FIRST SUPPLEMENTAL INDENTURE. All terms contained in this First Supplemental Indenture that are defined in the Indenture and not defined herein shall, for all purposes hereof, have the meanings given to such terms in the Indenture, unless the context otherwise specifies or requires.

2.	AGREEMENT TO GUARANTEE. Boeing hereby agrees to unconditionally guarantee the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Article XI of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes.

3.	EFFECTIVENESS OF THIS SUPPLEMENTAL INDENTURE. This First Supplemental Indenture shall become effective upon execution of counterparts hereof by each of the Company, Boeing and the Trustee.

4.	RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.	GOVERNING LAW. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.	TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the recitals contained herein, all of which recitals are made solely by the Company and Boeing. All of the provisions contained in the Indenture in respect of the rights, privileges, protections, immunities, powers and duties of the Trustee shall be applicable in respect of this First Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

7.	COUNTERPARTS. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign) that is approved by the Trustee, shall constitute effective execution and delivery of this First Supplemental Indenture for all purposes. Signatures of the parties hereto that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign) that is approved by the Trustee, shall be deemed to be their original signatures for all purposes of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original.

Anything in the Indenture, the Notes or this First Supplemental Indenture to the contrary notwithstanding, for the purposes of the transactions contemplated by this First Supplemental Indenture, the Notes and any document to be signed in connection with the Indenture, this First Supplemental Indenture or the Notes (including amendments, waivers, consents and other modifications, Officer’s Certificates and Opinions of Counsel and other related documents) or the transactions contemplated hereby may be signed by manual signatures that are scanned, photocopied or faxed or other electronic signatures created on an electronic platform (such as DocuSign) or by digital signature (such as Adobe Sign) that is approved by the Trustee, and contract formations on electronic platforms approved by the Trustee, and the keeping of records in electronic form, are hereby authorized, and each shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as the case may be.

8.	EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

THE BOEING COMPANY

By:	/s/ David R. Whitehouse
Name: David R. Whitehouse
Title: Senior Vice President and Treasurer

SPIRIT AEROSYSTEMS, INC.

By:	/s/ Rhonda Harkins
Name: Rhonda Harkins
Title: Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Ann M. Dolezal
Name: Ann M. Dolezal
Title: Vice President

[Signature Page to First Supplemental Indenture – 4.600% Senior Notes due 2028]